Preliminary Pricing Supplement

(To the Prospectus dated July 19, 2013,

the Prospectus Supplement dated July 19, 2013,

the Prospectus Addendum dated February 3, 2015

and the Index Supplement dated July 19, 2013)

Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement, prospectus addendum and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated February 12, 2015

$[—] Callable Contingent Payment Notes due February 16, 2018 Linked to the Lesser Return of the S&P 500® Index and the Market Vectors® Gold Miners ETF Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	February 13, 2015

Issue Date:	February 19, 2015

Final Valuation Date:*	February 13, 2018

Maturity Date:*	February 16, 2018

Reference Assets:	S&P 500® Index (the “S&P 500 Index”) and the Market Vectors® Gold Miners ETF (the “Gold Miners ETF”)

Reference Asset	Bloomberg Ticker	Initial Level	Barrier Level	Coupon Barrier Level
S&P 500 Index	SPX<Index>	[—]	[—]	[—]
Gold Miners ETF	GDX UP <Equity>	[—]	[—]	[—]

The S&P 500 Index and the Gold Miners ETF are each referred to in this preliminary pricing supplement as a “Reference Asset” and collectively as the “Reference Assets”.
Payment at Maturity:

If you hold your Notes to maturity, and if your Notes are not early redeemed by us pursuant to the “Early Redemption at the Option of the Issuer” provisions described below, you will receive (subject to our credit risk) on the Maturity Date, in addition to any Contingent Coupon that may be due on such date, a payment per $1,000 principal amount Note that you hold determined as follows:

•       If the Final Level of the Lesser Performing Reference Asset is greater than or equal to its Barrier Level, $1,000 per $1,000 principal amount Note that you hold.

•       If the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level, an amount per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

If your Notes are not redeemed by us prior to maturity, and if the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level, your Notes will be fully exposed to any such decline and you will lose some or all of your investment in the Notes. The payment at maturity will be based solely on the Reference Asset Return of the Lesser Performing Reference Asset and the performances of the other Reference Asset will not be taken into account for purposes of calculating any payment at maturity under the Notes.

Any payment on the Notes, including any Contingent Coupons and any payment at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to UK Bail-In Powers” and “Selected Risk Considerations” in this preliminary pricing supplement and “Risk Factors” in the accompanying prospectus addendum for more information.

Consent to U.K. Bail-In Power	By acquiring the Notes, you acknowledge, agree to be bound by, and consent to the exercise of, any U.K. Bail-In Power. See “Consent to Bail-In Power” on page PPS-4 of this preliminary pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	3.25%	96.75%
Total	$[—]	$[—]	$[—]	$[—]

(1)	Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $967.50 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.
(2)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $900.00 and $936.30 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-4 of this preliminary pricing supplement.
(3)	Barclays Capital Inc., our affiliate, will receive commissions from the Issuer of up to 3.25% of the principal amount of the Notes, or up to $32.50 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers. Dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions or fees or commissions, as described above. In such circumstances, Barclays Capital Inc. will also forgo some or all commissions paid to it by the Issuer.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-4 of the prospectus supplement and on page 3 of the prospectus addendum and “Selected Risk Considerations” beginning on page PPS-12 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Contingent Coupon:

The Contingent Coupon is equal to $28.125 per $1,000 principal amount note, which is 2.8125% of the principal amount per Note (11.25% per annum).

If the Closing Level of each Reference Asset on any Observation Date is equal to or greater than their respective Coupon Barrier Levels, Barclays Bank PLC will pay you the Contingent Coupon applicable to such Observation Date on the related Contingent Coupon Payment Date.

If the Closing Level of any Reference Asset is less than its Coupon Barrier Level on any Observation Date, the Contingent Coupon applicable to such Observation Date will not accrue or be payable and Barclays Bank PLC will not make any payment to you on the related Contingent Coupon Payment Date.

Observation Dates:*	Quarterly, on the 13th of each February, May, August and November (if such day is not a Reference Asset Business Day, the next following Reference Asset Business Day) beginning on May 13, 2015, provided that the final Observation Date will be the Final Valuation Date.

Contingent Coupon Payment Dates:*	With respect to any Observation Date, the fifth Business Day after such Observation Date, provided that the Contingent Coupon Payment Date with respect to the Final Valuation Date will be the Maturity Date.

Early Redemption at the Option of the Issuer:	We may redeem your Notes (in whole but not in part) at our sole discretion without your consent at the Redemption Price set forth below on any Contingent Coupon Payment Date, provided that we give at least five Business Days’ prior written notice to the trustee. If we exercise our redemption option, the Contingent Coupon Payment Date on which we exercise such option will be referred to as the “Early Redemption Date”.

Redemption Price:	A cash payment equal to $1,000 per $1,000 principal amount Note that you hold, together with any Contingent Coupon that may be due on the applicable Early Redemption Date.

Closing Level:

With respect to a Reference Asset, on any day, the official closing level or price per share, as applicable, of that Reference Asset published at the regular weekday close of trading on that day as displayed on the applicable Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing level of the S&P 500 Index will be based on the alternate calculation of the S&P 500 Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement. In certain circumstances, the closing price per share of the Gold Miners ETF will be based on the alternate calculation of the Gold Miners ETF as described in “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

Coupon Barrier Level:	With respect to a Reference Asset, 60% of its Initial Level (rounded to two decimal places), as set forth in the table above.

Barrier Level:	With respect to a Reference Asset, 60% of its Initial Level (rounded to two decimal places), as set forth in the table above.

Reference Asset Business Day:

A day that is a scheduled trading day with respect to each Reference Asset on which no Market Disruption Event occurs or is continuing with respect to either Reference Asset

The term “scheduled trading day”, with respect to the S&P 500 Index, has the meaning set forth under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”, and with respect to the Gold Miners ETF, has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”, in each case, in the accompanying prospectus supplement.

Lesser Performing Reference Asset:	The Reference Asset with the lesser Reference Asset Return, as calculated in the manner set forth below.

Reference Asset Return:	With respect to each Reference Asset the performance of such Reference Asset from its Initial Level to its Final Level, calculated as follows: Final Level – Initial Level Initial Level

Initial Level:	With respect to a Reference Asset, the Closing Level on the Initial Valuation Date, as set forth in the table above.

Final Level:	With respect to a Reference Asset, the Closing Level on the Final Valuation Date.

Calculation Agent:	Barclays Bank PLC

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	06741URF3 / US06741URF39

*	Subject to postponement, as described under “Selected Purchase Considerations—Market Disruption Events” in this preliminary pricing supplement.

PPS-2

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, the prospectus addendum and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Prospectus Addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

•	Index Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PPS-3

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-12 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase the Notes.

CONSENT TO U.K. BAIL-IN POWER

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this preliminary pricing supplement and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

PPS-4

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON A SINGLE CONTINGENT COUPON PAYMENT DATE

The following examples demonstrate the circumstances under which you may receive a Contingent Coupon on a hypothetical Contingent Coupon Payment Date. The numbers appearing in these tables are purely hypothetical and are provided for illustrative purposes only. These examples do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

•	Initial Level of the S&P 500 Index: 100.00*

•	Coupon Barrier Level for the S&P 500 Index: 60.00

•	Initial Level for the Gold Miners ETF: $100.00**

•	Coupon Barrier Level for the Gold Miners ETF: $60.00

•	Contingent Coupon: 2.8125% of the principal amount per Note (11.25% per annum)

*	The hypothetical Initial Level of 100.00 and the hypothetical Coupon Barrier Level of 60.00 for the S&P 500 Index have been chosen for illustrative purposes only and do not represent actual likely Initial Levels or Coupon Barrier Levels for the S&P 500 Index. The actual Initial Level for the S&P 500 Index will be equal to its Closing Level on the Initial Valuation Date and the actual Coupon Barrier Level for the S&P 500 Index will be equal to 60.00% of its actual Initial Level. The Closing Level of the S&P 500 Index on February 10, 2015 was 2,068.59.
**	The hypothetical Initial Level of $100.00 and the hypothetical Coupon Barrier Level of $60.00 for the Gold Miners ETF have been chosen for illustrative purposes only and do not represent an actual likely Initial Level or Coupon Barrier Level for the Gold Miners ETF. The actual Initial Level for the Gold Miners ETF will be equal to its Closing Level on the Initial Valuation Date and the actual Coupon Barrier Level for the Gold Miners ETF will be equal to 60.00% of its actual Initial Level. The Closing Level of the Gold Miners ETF on February 10, 2015 was $21.28.

For more information about recent prices and levels of each Reference Asset, please see “Information Regarding the Reference Assets” below.

Example 1: The Closing Level of each Reference Asset is greater than its Coupon Barrier Level on the relevant Observation Date.

Reference Asset	Closing Level on Relevant Observation Date
S&P 500 Index	85.00
Gold Miners ETF	$110.00

Because the Closing Level of each Reference Asset is greater than its respective Coupon Barrier Level, you will receive a Contingent Coupon of $28.125, or 2.8125% of the principal amount of your Notes, on the related Contingent Coupon Payment Date.

Example 2: The Closing Level of one Reference is greater than its Coupon Barrier Level on the relevant Observation Date and the Closing Level of the other Reference Asset is less than its Coupon Barrier Level.

Reference Asset	Closing Level on Relevant Observation Date
S&P 500 Index	105.00
Gold Miners ETF	$55.00

Because the Closing Level of at least one Reference Asset is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Example 3: The Closing Level of each Reference is less than its Coupon Barrier Level on the relevant Observation Date.

Reference Asset	Closing Level on Relevant Observation Date
S&P 500 Index	55.00
Gold Miners ETF	$50.00

Because the Closing Level of at least one Reference Asset is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Examples 2 and 3 demonstrate that you may not receive a Contingent Coupon on a Contingent Coupon Payment Date. If the Closing Level of at least one Reference Asset is below its Coupon Barrier Level on each Observation Date, you will not receive any Contingent Coupons during the term of your Notes.

PPS-5

HYPOTHETICAL EXAMPLES OF CONTINGENT COUPON PAYMENTS DURING THE TERM OF THE NOTES

The following examples are purely hypothetical and are provided for illustrative purposes only. These examples are intended to illustrate the amount of Contingent Coupons that you may receive over the term of the Notes under various circumstances. The following examples do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

•	Contingent Coupon: 2.8125% of the principal amount per Note (11.25% per annum)

•	You hold your Notes to maturity and we do NOT exercise our option to redeem your Notes prior to maturity

Example 1: The Closing Level of at least one Reference Asset is less than the Coupon Barrier Price on some Observation Dates. The Closing Level of each Reference Asset is greater than their respective Coupon Barrier Levels on other Observation Dates.

Observation Date	Is the Closing Level of either Reference Asset Less Than its Coupon Barrier Level?	Is a Contingent Coupon Due on the Related Contingent Coupon Payment Date?	Contingent Coupon Payment (per $1,000 principal amount)
First	No	Yes	$28.125
Second	Yes	No	$0.00
Third	Yes	No	$0.00
Fourth	No	Yes	$28.125
Fifth	Yes	No	$0.00
Sixth	No	Yes	$28.125
Seventh	Yes	No	$0.00
Eighth	No	Yes	$28.125
Ninth	No	Yes	$28.125
Tenth	Yes	No	$0.00
Eleventh	Yes	No	$0.00
Twelfth (Final Valuation Date)	No	Yes	$28.125

The total amount of Contingent Coupons that you receive during the term of the Notes is $168.75 per $1,000 principal amount Note that you hold. This example demonstrates that you will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Level of each Reference Asset is equal to or greater than its Coupon Barrier Level on the related Observation Date.

Example 2: The Closing Level of each Reference Asset on each Observation Date is equal to or greater than its respective Coupon Barrier Level.

Observation Date	Is the Closing Level of either Reference Asset Less Than its Coupon Barrier Level?	Is a Contingent Coupon Due on the Related Contingent Coupon Payment Date?	Contingent Coupon Payment (per $1,000 principal amount)
First	No	Yes	$28.125
Second	No	Yes	$28.125
Third	No	Yes	$28.125
Fourth	No	Yes	$28.125
Fifth	No	Yes	$28.125
Sixth	No	Yes	$28.125
Seventh	No	Yes	$28.125
Eighth	No	Yes	$28.125
Ninth	No	Yes	$28.125
Tenth	No	Yes	$28.125
Eleventh	No	Yes	$28.125
Twelfth (Final Valuation Date)	No	Yes	$28.125

The total amount of Contingent Coupons that you receive during the term of the Notes is $337.50 per $1,000 principal amount Note that you hold. This example demonstrates the maximum possible return that you may earn on their Notes.

PPS-6

Example 3: The Closing Level of at least one Reference Asset is less than its Coupon Barrier Level on each Observation Date.

Observation Date	Is the Closing Level of either Reference Asset Less Than its Coupon Barrier Level?	Is a Contingent Coupon Due on the Related Contingent Coupon Payment Date?	Contingent Coupon Payment (per $1,000 principal amount)
First	Yes	No	$0.00
Second	Yes	No	$0.00
Third	Yes	No	$0.00
Fourth	Yes	No	$0.00
Fifth	Yes	No	$0.00
Sixth	Yes	No	$0.00
Seventh	Yes	No	$0.00
Eighth	Yes	No	$0.00
Ninth	Yes	No	$0.00
Tenth	Yes	No	$0.00
Eleventh	Yes	No	$0.00
Twelfth (Final Valuation Date)	Yes	No	$0.00

The total amount of Contingent Coupons that you receive during the term of the Notes is $0.00. This example demonstrates that you may not receive any Contingent Coupons during the term of the Notes.

The examples above relate solely to the Contingent Coupon payments that you may receive during the term of the Notes and do not relate to the payment that you may receive at maturity. Regardless of any Contingent Coupons that you may receive during the term of the Notes, you may also lose some or all of the principal amount of your Notes, as described on the cover page of this preliminary pricing supplement.

For examples of the payment that you may receive at maturity, please see “Hypothetical Examples of Amounts Payable at Maturity” below.

PPS-7

HYPOTHETICAL PAYMENT AT MATURITY CALCULATIONS

The following table illustrates a hypothetical range of payments that you may receive at maturity (excluding the final Contingent Coupon payment that may be due on the Notes) under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following examples do not take into account any tax consequences from investing in the Notes. These examples also make the following key assumptions:

•	Initial Level of the S&P 500 Index: 100.00*

•	Coupon Barrier Level for the S&P 500 Index: 60.00

•	Barrier Level for the S&P 500 Index: 60.00

•	Initial Level for the Gold Miners ETF: $100.00**

•	Coupon Barrier Level for the Gold Miners ETF: $60.00

•	Barrier Level for the Gold Miners ETF: $60.00

•	Contingent Coupon: 2.8125% of the principal amount per Note (11.25% per annum)

*	The hypothetical Initial Level of 100.00, the hypothetical Coupon Barrier Level of 60.00 and the hypothetical Barrier Level for the S&P 500 Index have been chosen for illustrative purposes only. The actual Initial Level for the S&P 500 Index will be equal to its Closing Level on the Initial Valuation Date. The actual Coupon Barrier Level and Barrier Level will be equal to 60.00% of the actual Initial Level.
**	The hypothetical Initial Level of $100.00, the hypothetical Coupon Barrier Level of $60.00 the hypothetical Barrier Level and for the Gold Miners ETF have been chosen for illustrative purposes only. The actual Initial Level for the Gold Miners ETF will be equal to its Closing Level on the Initial Valuation Date. The actual Coupon Barrier Level and Barrier Level will be equal to 60.00% of the actual Initial Level.

For more information about recent prices and levels of each Reference Asset, please see “Information Regarding the Reference Assets” below.

The following table illustrates the hypothetical payments at maturity assuming a range of performances for the Reference Assets:

Final Level		Reference Asset Return
S&P 500 Index	Gold Miners ETF ($)	S&P 500 Index	Gold Miners ETF ($)	Reference Return of the Lesser Performing Reference Asset	Payment at Maturity* (Not including any Contingent Coupon)
200.00	210.00	100.00%	110.00%	100.00%	$1,000.00
190.00	200.00	90.00%	100.00%	90.00%	$1,000.00
185.00	180.00	85.00%	80.00%	80.00%	$1,000.00
170.00	190.00	70.00%	90.00%	70.00%	$1,000.00
165.00	160.00	65.00%	60.00%	60.00%	$1,000.00
150.00	155.00	50.00%	55.00%	50.00%	$1,000.00
145.00	140.00	45.00%	40.00%	40.00%	$1,000.00
130.00	150.00	30.00%	50.00%	30.00%	$1,000.00
125.00	120.00	25.00%	20.00%	20.00%	$1,000.00
110.00	115.00	10.00%	15.00%	10.00%	$1,000.00
100.00	100.00	0.00%	0.00%	0.00%	$1,000.00
90.00	97.50	-10.00%	-2.50%	-10.00%	$1,000.00
102.00	80.00	2.00%	-20.00%	-20.00%	$1,000.00
70.00	80.00	-30.00%	-20.00%	-30.00%	$1,000.00
60.00	70.00	-40.00%	-30.00%	-40.00%	$1,000.00
50.00	80.00	-50.00%	-20.00%	-50.00%	$500.00
90.00	40.00	-10.00%	-60.00%	-60.00%	$400.00
30.00	103.00	-70.00%	3.00%	-70.00%	$300.00
20.00	50.00	-80.00%	-50.00%	-80.00%	$200.00
10.00	95.00	-90.00%	-5.00%	-90.00%	$100.00
105.00	0.00	5.00%	-100.00%	-100.00%	$0.00

*	per $1,000 principal amount Note

PPS-8

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The S&P 500 Index increases from an Initial Level of 100.00 to a Final Level of 1250.00 and the Gold Miners ETF increases from an Initial Level of $100.00 to a Final Level of $120.00.

Because the Reference Asset Return of the Gold Miners ETF of 20.00% is the lower than the Reference Asset Return of the S&P 500 Index, the Gold Miners ETF is the Lesser Performing Reference Asset. Because the Final Level of the Lesser Performing Reference Asset is greater than its Initial Level (and, accordingly, greater than its Barrier Level), the investor receives a cash payment of $1,000 per $1,000 principal amount Note that they hold, plus the Contingent Coupon that will otherwise be payable on the Maturity Date.

Example 2: The S&P 500 Index increases from an Initial Level of 100.00 to a Final Level of 102.00 and the Gold Miners ETF decreases from an Initial Level of $100.00 to a Final Level of $80.00.

Because the Reference Asset Return of the Gold Miners ETF of -20.00% is the lower than the Reference Asset Returns of the S&P 500 Index, the Gold Miners ETF is the Lesser Performing Reference Asset. Because the Final Level of the Lesser Performing Reference Asset is greater than its Barrier Level, the investor receives a cash payment of $1,000 per $1,000 principal amount Note that they hold, plus the Contingent Coupon that will otherwise be payable on the Maturity Date.

Example 3: The S&P 500 Index decreases from an Initial Level of 100.00 to a Final Level of 90.00 and the Gold Miners ETF decreases from an Initial Level of $100.00 to a Final Level of $40.00.

Because the Reference Asset Return of the Gold Miners ETF of -60.00% is lower than the Reference Asset Return of the S&P 500 Index, the Gold Miners ETF is the Lesser Performing Reference Asset. Because the Final Level of the Lesser Performing Reference Asset is less than its respective Barrier Level, the investor receives a payment at maturity of $400.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

$1,000 + [$1,000 × -60.00%] = $400.00

In addition, because the Final Level of at least one Reference Asset is less than its Coupon Barrier Level, the investor does not receive a Contingent Coupon on the Maturity Date.

Example 4: The S&P 500 Index decreases from an Initial Level of 100.00 to a Final Level of 20.00 and the Gold Miners ETF decreases from an Initial Level of $100.00 to a Final Level of $50.00.

Because the Reference Asset Return of the S&P 500 Index of -80.00% is lower than the Reference Asset Return of the Gold Miners ETF, the S&P 500 Index is the Lesser Performing Reference Asset. Because the Final Level of the Lesser Performing Reference Asset is less than its respective Barrier Level, the investor receives a payment at maturity of $200.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

$1,000 + [$1,000 × -80.00%] = $200.00

In addition, because the Final Level of at least one Reference Asset is less than its Coupon Barrier Level, the investor does not receive a Contingent Coupon on the Maturity Date.

PPS-9

SELECTED PURCHASE CONSIDERATIONS

•	Reference Asset Business Days and Market Disruption Events—The Observation Dates (including the Final Valuation Date), the Contingent Coupon Payment Dates, the Maturity Date and the payment at maturity are subject to adjustment in the event that a scheduled Observation Date is not a Reference Asset Business Day.

If the Calculation Agent determines that an Observation Date is not a Reference Asset Business Day, the relevant Observation Date will be postponed. If such postponement occurs, the Closing Levels of the Reference Assets shall be determined using the Closing Levels on the first following Reference Asset Business Day. In no event, however, will an Observation Date be postponed by more than five Reference Asset Business Days (or days that would have been Reference Asset Business Days but for the occurrence of a Market Disruption Event with respect to a Reference Asset on such day). If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of either Reference Asset on such fifth day, the Calculation Agent will determine the Closing Level of any Reference Asset unaffected by such Market Disruption Event using the Closing Level on such fifth day, and will make an estimate of the Closing Level of any Reference Asset affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event.

In the event that an Observation Date (other than the Final Valuation Date) is postponed, the applicable Contingent Coupon Payment Date will be the fifth Business Day following the relevant Observation Date, as postponed. If the final Observation Date (the Final Valuation Date) is postponed, the Maturity Date will be postponed such that the number of business days from the Final Valuation Date to the Maturity Date remains the same.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five Reference Asset Business Days (or days that would have been Reference Asset Business Days but for the occurrence of a Market Disruption Event), as described above.

For a description of what constitutes a Market Disruption Event with respect to the S&P 500 Index, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement. For a description of what constitutes a Market Disruption Event with respect to the Gold Miners ETF, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.

•	Adjustments to the Reference Assets and the Notes—For a description of adjustments that may affect the Reference Assets and the Notes, see the following sections of the prospectus supplement:

•	For a description of further adjustments that may affect the S&P 500 Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index”; and

•	For a description of further adjustments that may affect the Gold Miners ETF and the Notes, see “Reference Assets— Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds—Adjustments Affecting Securities Linked to More than One Reference Asset, at Least One of Which is an Exchange-Traded Fund”.

•	Downside Exposure to the S&P 500 Index and the Gold Miners ETF—The S&P 500 Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The Gold Miners ETF seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index, which includes the common stock and American Depositary Receipts of companies involved in the gold mining industry. For more information about the Reference Assets, please see “Information Regarding the Reference Assets” below.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing derivative contract with respect to the Reference Assets.

If your Notes are properly treated as a contingent income-bearing derivative contract, you will likely be taxed on any Contingent Coupons you receive on the Notes as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. In addition, you should recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time and your tax basis in the Notes. Except as described below, such gain or loss should generally be long-term capital gain or loss if you have held

PPS-10

your Notes for more than one year, and otherwise should generally be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income. However, it is possible that you should recognize ordinary income upon the sale of your Notes to the extent a portion of the sale proceeds relates to accrued Contingent Coupons that you have not yet included in ordinary income. Any character mismatch arising from your inclusion of ordinary income in respect of any Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the Contingent Coupons (if any) that are paid on the Notes. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Assets that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes and the Contingent Coupons to be paid on the Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Contingent Coupons at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Contingent Coupons it pays to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.” The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which would, if finalized in their current form, impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the proposed regulations refer to as “specified ELIs”) that are owned by non-U.S. holders. According to a notice issued by the Internal Revenue Service on March 4, 2014, the Internal Revenue Service intends to issue regulations providing that the term “specified ELI” will exclude any instrument issued prior to 90 days after the date when the proposed regulations under Section 871(m) are finalized. Accordingly, we anticipate that non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Internal Revenue Code.

PPS-11

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Assets or the underlying components of the Reference Assets. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement and prospectus addendum, including the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise);

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Under The Terms of the Notes, You Have Agreed To Be Bound By The Exercise of Any U.K. Bail-in Power By The Relevant U.K. Resolution Authority” (in the accompanying prospectus addendum).

In addition to the risks described above, you should consider the following:

•	Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal. The payment at maturity depends on whether the Final Level of the Lesser Performing Reference Asset is less than its respective Barrier Level. If the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level, your Notes will be fully exposed to the decline of such Reference Asset from its Initial Level to its Final Level and you will lose some or all of your investment in the Notes. You may lose up to 100% of the principal amount of your Notes.

•	Potential Return Limited to the Contingent Coupons—The positive return on the Notes is limited to the Contingent Coupons, if any, that may be due during the term of the Notes. You will not participate in any appreciation in the value of either Reference Asset and you will not receive more than the principal amount of your Notes at maturity (plus a Contingent Coupon if one is payable in respect of the Final Valuation Date) even if the Reference Asset Return of one or both Reference Assets is positive.

•	You May Not Receive any Contingent Coupon Payments on the Notes—You will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Level of each Reference Asset on the related Observation Date is equal to or greater than its respective Coupon Barrier Level. If the Closing Level of either Reference Asset on an Observation Date is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Level of at least one Reference Asset is less than its respective Coupon Barrier Level on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

•	If Your Notes are not Redeemed by Us Prior to Maturity, the Payment at Maturity is not Based on the Price of Level of any Reference Asset at any Time Other than the Closing Level of the Lesser Performing Reference Asset on the Final Valuation Date—The Final Levels and Reference Asset Returns of the Reference Assets (and, accordingly, the Reference Asset Return of the Lesser Performing Reference Asset) will be based solely on the Closing Levels of the Reference Assets on the Final Valuation Date. Accordingly, if the price or level of the Lesser Performing Reference Asset dropped precipitously on the Final Valuation Date, the payment at maturity that you will receive, if any, will be significantly less than it would have been had your payment at maturity been linked to the price or level of such Reference Asset at a time prior to such drop.

If your Notes are not called prior to maturity, your payment at maturity will be based solely on the Reference Asset Return of the Lesser Performing Reference Asset. If the Final Level of the Lesser Performing Reference Asset is less than the Barrier Level applicable to such Reference Asset, you will lose some or all of your investment in the Notes. Your losses will not be limited in any way by virtue of the Reference Asset Returns of the other Reference Asset being higher than the Reference Asset Return of the Lesser Performing Reference Asset.

•	Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this preliminary pricing supplement, we may redeem your Notes (in whole but not in part) at our sole discretion without your consent at the Redemption Price on any Contingent Coupon Payment Date. As such, the term of the Notes may be as short as approximately three months.

The Redemption Price that you receive on any Early Redemption Date, together with any Contingent Coupons that you may have received on prior Contingent Coupon Payment Dates, may be less than aggregate amount of payments that you would have received had you held your Notes to the scheduled maturity. You may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. No additional payments will be due after the Early Redemption Date. Our right to redeem the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

PPS-12

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action can be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the Notes) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. Accordingly, your rights as a holder of the Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this preliminary pricing supplement and the risk factors in the accompanying prospectus addendum for more information.

•	No Dividend Payments or Voting Rights—Holding the Notes is not the same as investing directly in any of the Reference Assets or the underlying constituents or components of the Reference Assets. The return on your Notes will not reflect the return you would realize if you actually purchased the Reference Assets or underlying constituents or components of the Reference Assets. As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Gold Miners ETF, the securities held in the Gold Miners ETF’s portfolio, or the stocks comprising the S&P 500 Index would have.

•	Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes. The historical correlation between Reference Assets is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any of the Reference Assets.

•	Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The value of the Gold Miners ETF is subject to:

•	Management risk. This is the risk that the investment strategy for the Gold Miners ETF, the implementation of which is subject to a number of constraints, may not produce the intended results.

•	Derivatives risk. The Gold Miners ETF may invest in futures contracts, options on futures contracts, options, swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Gold Miners ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the Gold Miners ETF invested only in conventional securities.

•	The Gold Miners ETF May Underperform is NYSE Arca Gold Miners Index—The performance of the Gold Miners ETF may not replicate the performance of, and may underperform, its underlying index. Exchange-traded funds will reflect transaction costs and fees that will reduce their relative performances. Moreover, it is also possible that the Gold Miners ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index. Because the return on your Notes is linked to the performance of the Gold Miners ETF and not its underlying index, the return on your Notes may be less than that of an alternative investment linked directly to the underlying assets of the Gold Miners ETF or the stocks comprising the NYSE Arca Gold Miners Index.

•	The Notes Are Subject to Risks Associated with Investing in Foreign Securities—Some of the stocks held in the Gold Miners ETF’s portfolio may be issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the Gold Miners ETF, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of the stocks held by the Gold Miners ETF will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of such stocks may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

PPS-13

•	The Notes are Subject to Currency Exchange Rate Risk—The prices of some of the securities held by the Gold Miners ETF are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Notes will be exposed to currency exchange rate risk with respect to the currencies in which the stocks held by the Gold Miners ETF are denominated. Currency exchange rates may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. If the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity. If the value of the currencies in which the securities held by the Gold Miners ETF are denominated strengthens against the U.S. dollar during the term of your Notes, you may not obtain the benefit of that increase, which you would have had you owned such securities directly.

•	The Notes are Subject to Risks Associated with the Gold Mining Industry—In order to achieve its investment objective, the Gold Miners ETF generally invests most or all of its assets in companies involved in the gold mining industry. The performance of these companies is subject to a number of complex and unpredictable factors such as industry competition, fluctuations in the market price of gold, government regulation, geopolitical events and supply and demand for the products and services produced or offered by such companies. Negative developments in the gold mining industry may have a negative effect on the issuers of the stocks held by the Gold Miners ETF and, in turn, may have a material adverse effect on the value of the Notes.

•	The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

PPS-14

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes. In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement, the index supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the Contingent Coupons (if any) that you receive on the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) require you to accrue income in respect of the Notes even if you do not receive any payments with respect to the Notes until redemption or maturity and (ii) require you to accrue income in respect of the Notes in excess of any Contingent Coupons received on the Notes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of any Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the value of the Reference Assets on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Assets and the components of the Reference Assets;

•	the time to maturity of the Notes;

•	the market price and dividend rate on the Gold Miners ETF, the stocks held by the Gold Miners ETF and the components of the S&P 500 Index;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-15

INFORMATION REGARDING THE REFERENCE ASSETS

The S&P 500® Index

As noted above, the S&P 500 Index is intended to provide an indication of the pattern of stock price movement in the U.S. equities market. The daily calculation of the level of the S&P 500 Index, discussed in further detail in the accompanying index supplement, is based on the aggregate market value of the common stocks of 500 leading companies in leading industries of the U.S. economy as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

For more information about the S&P 500 Index, see “Non-Proprietary Indices—Equity Indices—S&P 500® Index” and “Risk Factors” on page IS-36 and IS-2, respectively, of the accompanying index supplement.

Historical Performance of the S&P 500 Index

You should not take the historical levels of the S&P 500 Index as an indication of the future performance of the S&P 500 Index. The level of the S&P 500 Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the S&P 500 Index during any period shown below is not an indication that the S&P 500 Index is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the S&P 500 Index. The actual performance of the S&P 500 Index over the life of the notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Closing Levels for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012, 2013, 2014 and the first calendar quarter of 2015 (through February 10, 2015). We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	1,447.16	1,273.37	1,322.70
June 30, 2008	1,426.63	1,278.38	1,280.00
September 30, 2008	1,305.32	1,106.39	1,166.36
December 31, 2008	1,161.06	752.44	903.25
March 31, 2009	934.70	676.53	797.87
June 30, 2009	946.21	811.08	919.32
September 30, 2009	1,071.66	879.13	1,057.08
December 31, 2009	1,127.78	1,025.21	1,115.10
March 31, 2010	1,174.17	1,056.74	1,169.43
June 30, 2010	1,217.28	1,030.71	1,030.71
September 30, 2010	1,148.67	1,022.58	1,141.20
December 31, 2010	1,259.78	1,137.03	1,257.64
March 31, 2011	1,343.01	1,256.88	1,325.83
June 30, 2011	1,363.61	1,265.42	1,320.64
September 30, 2011	1,353.22	1,119.46	1,131.42
December 31, 2011	1,285.09	1,099.23	1,257.60
March 31, 2012	1,416.51	1,277.06	1,408.47
June 30, 2012	1,419.04	1,278.04	1,362.16
September 30, 2012	1,465.77	1,334.76	1,440.67
December 31, 2012	1,461.40	1,353.33	1,426.19
March 31, 2013	1,569.19	1,457.15	1,569.19
June 30, 2013	1,669.16	1,541.61	1,606.28
September 30, 2013	1,725.52	1,614.08	1,681.55
December 31, 2013	1,848.36	1,655.45	1,848.36
March 31, 2014	1,878.04	1,741.89	1,872.34
June 30, 2014	1,962.87	1,815.69	1,960.23
September 30, 2014	2,011.36	1,909.57	1,972.29
December 31, 2014	2,090.57	1,862.49	2,058.90
February 10, 2015*	2,068.59	1,992.67	2,068.59

*	For the period commencing on January 1, 2015 and ending on February 10, 2015

PPS-16

The following graph sets forth the historical performance of the S&P 500 Index based on daily Closing Levels from January 1, 2008 through February 10, 2015. The Closing Level of the S&P 500 Index on February 10, 2015 was 2,068.59.

Historical Performance of the S&P 500® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-17

The Gold Miners ETF

We have derived all information contained in this pricing supplement regarding the Gold Miners ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the Gold Miners ETF’s prospectus, dated May 1, 2014 and other publicly available information. Such information reflects the policies of, and is subject to change by, Van Eck Associates Corporation (“Van Eck”), the adviser to the Gold Miners ETF. The Gold Miners ETF is an exchange-traded fund that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index. Shares of the Gold Miners ETF trade on the NYSE Arca, Inc. under the ticker symbol “GDX”.

Market Vectors ETF Trust (the “Trust”) is a registered investment company that consists of numerous separate investment portfolios, including the Gold Miners ETF. Information provided to or filed with the SEC by the Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file number 333-123257 or CIK number 0001137360. In addition, information about the Trust and the Gold Miners ETF may be obtained from other sources, including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and Van Eck’s website at www.vaneck.com. We have not undertaken any independent review or due diligence of the SEC filings related to the Gold Miners ETF, any information contained on Van Eck’s website, or of any other publicly available information about the Gold Miners ETF. Information contained in outside sources is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The Gold Miners ETF is an exchange-traded fund that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index, which includes the common stocks and American Depositary Receipts (“ADRs”) of companies involved in the gold mining industry. For more information about the NYSE Arca Gold Miners Index, see “The NYSE Arca Gold Miners Index” below.

The Gold Miners ETF uses a “passive” or indexing investment approach where it attempts to approximate the investment performance of the NYSE Arca Gold Miners Index by investing in a portfolio of securities that generally replicates the NYSE Arca Gold Miners Index. The Gold Miners ETF normally invests at least 80% of its total assets in securities that comprise the NYSE Arca Gold Miners Index. The Gold Miners ETF may also utilize convertible securities and participation notes to seek performance that corresponds to the NYSE Arca Gold Miners Index.

Correlation

The NYSE Arca Gold Miners Index is a theoretical financial calculation while the Gold Miners ETF is an actual investment portfolio. The performance of the Gold Miners ETF and the NYSE Arca Gold Miners Index may vary due to transaction costs, non-U.S. currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the Gold Miners ETF’s portfolio and the NYSE Arca Gold Miners Index resulting from legal restrictions (such as diversification requirements) that apply to the Gold Miners ETF but not to the NYSE Arca Gold Miners Index or to the use of passive indexing. “Tracking error” is the difference between the performance (return) of the Gold Miners ETF’s portfolio and that of the NYSE Arca Gold Miners Index. Van Eck expects that, over time, the correlation between the Gold Miners ETF’s portfolio and that of the NYSE Arca Gold Miners Index before fees and expenses will be 95% or better.

Industry Concentration Policy

The Gold Miners ETF may concentrate its investments in a particular industry or group of industries to the extent that the NYSE Arca Gold Miners Index concentrates on an industry or group of industries.

Holdings Information

The holding information for the Gold Miners ETF is updated on a daily basis. As of February 11, 2015, the Gold Miners ETF’s top five holdings by weight were the stocks of Goldcorp Inc. (10.76%), Barrick Gold Corporation (8.06%), Newmont Mining Corporation (6.98%), Randgold Resources Limited ADR (5.38%) and Newcrest Mining Limited (5.36%). For more information about the Gold Miners ETF’s holdings, please consult the Gold Miners ETF’s prospectus and other publicly available information regarding the Gold Miners ETF.

PPS-18

The NYSE Arca Gold Miners Index

All disclosures contained in this preliminary pricing supplement regarding the NYSE Arca Gold Miners Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, NYSE Arca, the sponsor of the NYSE Arca Gold Miners Index. NYSE Arca, which owns the copyright and all other rights to the NYSE Arca Gold Miners Index, has no obligation to continue to publish, and may discontinue publication of, the NYSE Arca Gold Miners Index.

The NYSE Arca Gold Miners Index is a modified market capitalization weighted index comprised of securities issued by publicly traded companies involved primarily in the mining of gold or silver. The NYSE Arca Gold Miners Index was initially launched and published in October 2004.

Eligibility Criteria for Index Components

The NYSE Arca Gold Miners Index includes common stocks or ADRs of selected companies that are involved in mining for gold and silver and that are listed for trading on the New York Stock Exchange, the NYSE Amex Stock Exchange or quoted on the NASDAQ Global Market. Only companies with a market capitalization of greater than $100 million that have an average daily trading volume of at least 50,000 shares or ADRs over the past six months are eligible for inclusion in the NYSE Arca Gold Miners Index. NYSE Arca has the discretion to not include all companies that meet the minimum criteria for inclusion.

Calculation of the NYSE Arca Gold Miners Index

The NYSE Arca Gold Miners Index is calculated by NYSE Arca on a price return basis. The calculation is based on the current modified market capitalization divided by a divisor. The divisor was determined on the initial capitalization base of the NYSE Arca Gold Miners Index and the base level and may be adjusted as a result of corporate actions and composition changes, as described below. The level of the NYSE Arca Gold Miners Index was set at 500.00 on December 20, 2002, which is the index base date. The NYSE Arca Gold Miners Index is calculated using the following formula:

Where:

t = day of calculation;

N = number of constituent equities in the NYSE Arca Gold Miners Index;

Qi,t = number of shares of equity i on day t;

Mi,t = multiplier of equity i;

Ci,t = price of equity i on day t; and

DIV = current index divisor on day t.

Index Maintenance

The NYSE Arca Gold Miners Index is reviewed quarterly to ensure that at least 90% of the NYSE Arca Gold Miners Index weight is accounted for by Index components that continue to meet the initial eligibility requirements. NYSE Arca may at any time and from time to time change the number of securities comprising the group by adding or deleting one or more securities, or replacing one or more securities contained in the group with one or more substitute securities of its choice, if in NYSE Arca’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the NYSE Arca Gold Miners Index. Components will be removed from the NYSE Arca Gold Miners Index during the quarterly review if the market capitalization falls below $50 million or the traded average daily shares for the previous six months is lower than 25,000 shares.

At the time of the quarterly rebalance, the component security weights (also referred to as the multiplier or share weight of each component security) will be modified to conform to the following asset diversification requirements:

(1) the weight of any single component security may not account for more than 20% of the total value of the NYSE Arca Gold Miners Index;

(2) the component securities are split into two subgroups–large and small, which are ranked by market capitalization weight in the NYSE Arca Gold Miners Index. Large securities are defined as having a starting Index weight greater than or equal to 5%. Small securities are defined as having a starting Index weight below 5%; and

(3) the aggregate weight of those component securities which individually represent more than 4.5% of the total value of the NYSE Arca Gold Miners Index may not account for more than 50% of the total Index value.

The weights of the components securities (taking into account expected component changes and share adjustments) are modified in accordance with the NYSE Arca Gold Miners Index’s diversification rules.

PPS-19

Diversification Rule 1: If any component stock exceeds 20% of the total value of the NYSE Arca Gold Miners Index, then all stocks greater than 20% of the NYSE Arca Gold Miners Index are reduced to represent 20% of the value of the NYSE Arca Gold Miners Index. The aggregate amount by which all component stocks are reduced is redistributed proportionately across the remaining stocks that represent less than 20% of the NYSE Arca Gold Miners Index value. After this redistribution, if any other stock then exceeds 20%, the stock is set to 20% of the NYSE Arca Gold Miners Index value and the redistribution is repeated.

Diversification Rule 2: The components are sorted into two groups, large are components with a starting index weight of 5% or greater and small are those that are under 5% (after any adjustments for Diversification Rule 1). Each group in aggregate will represent 50% of the final index weight. The weight of each of the large stocks will be scaled down proportionately (with a floor of 5%) so that the aggregate weight of the large components will be reduced to represent 50% of the NYSE Arca Gold Miners Index. If any large component stock falls below a weight equal to the product of 5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 5% and the components with weights greater than 5% will be reduced proportionately. The weight of each of the small components will be scaled up proportionately from the redistribution of the large components. If any small component stock exceeds a weight equal to the product of 4.5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 4.5%. The redistribution of weight to the remaining stocks is repeated until the entire amount has been redistributed.

Changes to the NYSE Arca Gold Miners Index composition and/or the component security weights in the NYSE Arca Gold Miners Index are determined and announced prior to taking effect, which typically occurs after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly Index rebalance. The share weight of each component security in the NYSE Arca Gold Miners Index portfolio remains fixed between quarterly reviews except in the event of certain types of corporate actions such as stock splits, reverse stock splits, stock dividends, or similar events. The share weights used in the NYSE Arca Gold Miners Index calculation are not typically adjusted for shares issued or repurchased between quarterly reviews. However, in the event of a merger between two components, the share weight of the surviving entity may be adjusted to account for any stock issued in the acquisition. NYSE Arca may substitute securities or change the number of securities included in the NYSE Arca Gold Miners Index, based on changing conditions in the industry or in the event of certain types of corporate actions, including mergers, acquisitions, spin-offs, and reorganizations. In the event of component or share weight changes to the NYSE Arca Gold Miners Index portfolio, the payment of dividends other than ordinary cash dividends, spin-offs, rights offerings, re-capitalization, or other corporate actions affecting a component security of the NYSE Arca Gold Miners Index, the NYSE Arca Gold Miners Index divisor may be adjusted to ensure that there are no changes to the NYSE Arca Gold Miners Index level as a result of nonmarket forces.

PPS-20

Historical Performance of the Gold Miners ETF

You should not take the historical prices of the Gold Miners ETF as an indication of the future performance of the Gold Miners ETF. The price of the Gold Miners ETF has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of the Gold Miners ETF during any period shown below is not an indication that the price of the Gold Miners ETF is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the Gold Miners ETF. The actual performance of the Gold Miners ETF over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical prices shown below.

The table below shows the high, low and final Closing Level of the Gold Miners ETF for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012, 2013, 2014 and the first calendar quarter of 2015 (through February 10, 2015). We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Quarter / Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	56.29	46.50	47.75
June 30, 2008	51.40	42.38	48.52
September 30, 2008	50.84	27.95	34.08
December 31, 2008	33.96	16.38	33.88
March 31, 2009	38.57	28.20	36.88
June 30, 2009	44.55	30.95	37.76
September 30, 2009	48.00	35.14	45.29
December 31, 2009	54.78	41.87	46.21
March 31, 2010	50.17	40.22	44.41
June 30, 2010	54.07	46.36	51.96
September 30, 2010	56.66	47.09	55.93
December 31, 2010	63.80	54.28	61.47
March 31, 2011	60.79	53.12	60.06
June 30, 2011	63.95	51.80	54.59
September 30, 2011	66.69	53.75	55.19
December 31, 2011	63.32	50.07	51.43
March 31, 2012	57.47	48.75	49.57
June 30, 2012	50.37	39.34	44.77
September 30, 2012	54.81	40.70	53.71
December 31, 2012	54.25	44.85	46.39
March 31, 2013	47.09	35.91	37.85
June 30, 2013	37.45	22.22	24.41
September 30, 2013	30.43	22.90	25.06
December 31, 2013	26.52	20.39	21.12
March 31, 2014	27.73	21.27	23.60
June 30, 2014	26.45	22.04	26.45
September 30, 2014	27.46	21.35	21.35
December 31, 2014	21.94	16.59	18.38
February 10, 2015*	22.94	18.94	21.28

*	For the period commencing on January 1, 2015 and ending on February 10, 2015

PPS-21

The following graph sets forth the historical performance of the Gold Miners ETF based on daily closing prices from January 1, 2008 through February 10, 2015. The Closing Level of the Gold Miners ETF on February 10, 2015 was $21.28.

Historical Performance of the Market Vectors® Gold Miners ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

Notwithstanding anything to the contrary in “Plan of Distribution—Initial Offering and Issue of Securities” in the accompanying prospectus, the underwriting discount or Agent’s commission is up to $32.50 per Note or up to 3.25% of the principal amount per Note, as described on the cover of this preliminary pricing supplement.

PPS-22